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                        [LETTERHEAD OF ARTER & HADDEN]

                                                                     EXHIBIT 5.1


                                 April 8, 1997


Luther Medical Products, Inc.
14332 Chambers Road
Tustin, California 92780

     Re:  Registration Statement on Form S-8
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Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 850,000 shares (the "Shares") of Common Stock, no par value per share, of Luther Medical Products, Inc., a California corporation (the "Company") upon exercise of options and warrants granted or to be granted pursuant to the Company's 1997 Stock Plan. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Shares.

     Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares, upon their issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid, and non-assessable securities of the Company.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                               Very truly yours,


                                               /s/ ARTER & HADDEN
                                               ARTER & HADDEN